UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/02/2005

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 355-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Technitrol, Inc., through certain of its indirectly wholly owned subsidiaries (the "Purchaser") entered into a Sale and Transfer Agreement dated as of November 28, 2005 (the "Transfer Agreement") with era GmbH & Co. KG (the "Seller"). Pursuant to the terms of the Transfer Agreement, the Purchaser agreed to acquire ERA Group ("ERA"), a privately held producer of electronic coils and transformers primarily for the European automotive market. The purchase price is EUR 49,200,000 subject to certain pre-closing and post-closing adjustments. The acquisition will be financed using bank credit under Technitrol's multi-currency credit facility.

The Transfer Agreement contains normal and customary representations, warranties and covenants. The Transfer Agreement provides under certain circumstances for the Purchaser and the Seller to indemnify each other for breaches of their respective representations, warranties and covenants and for the Seller to indemnify the Purchaser in connection with certain tax, environmental and other various matters. Under certain circumstances, the Purchaser or the Seller may become obligated to pay up to EUR 1,000,000 in connection with a termination of the Transfer Agreement. Closing of the transaction is expected in early 2006 and is subject to normal and customary closing conditions.

The foregoing summary of the Transfer Agreement is not complete and is qualified in its entirety by reference to the complete text of the Transfer Agreement which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

10.1 Sale and Transfer Agreement dated November 28, 2005 among era GmbH & Co. KG, Pulse GmbH, CST Electronics Co., Ltd., and certain other parties named therein (omitted schedules will be furnished to the Securities and Exchange Commission upon request).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: December 02, 2005	By:	/s/ Drew A. Moyer
Drew A. Moyer
Sr. Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Sale and Transfer Agreement